August 2008

Dear Fellow Shareholder:

While I normally write to you in our annual report, the current banking industry environment warrants an interim update.

A banking industry overview. With all the media attention, I am sure you are well aware of the existing significant housing correction. The housing correction has hit certain Southeast and West Coast markets dramatically, particularly in declining home prices. Our Midwest markets have not seen as dramatic home price declines, but the number of home purchases has slowed significantly. The housing correction and high commodity prices, particularly with gasoline near $4 per gallon, are putting additional stress on consumers. These fundamental strains are creating a difficult and deteriorating credit cycle for financial institutions. The market appears to remain concerned about declines in collateral values and the prospect of additional future loan losses at many banks.

Our year-to-date results. For the first six months of 2008, Integra earned $4.1 million, or 20 cents per diluted share. Our core customer growth continued positive trends with 7% spread income sequential growth in the second quarter. We are growing in almost all areas. With credit conditions weakening, we have prudently been building our loan loss reserve to protect against further economic deterioration which could cause potentially higher net charge-offs (losses). Our provision for the six months of this year was $9.6 million, versus only $5.1 million in net charge-offs. Consequently, our loan loss reserve increased $4.5 million providing additional protection, in addition to our solid capital level, against potential higher losses. Our non-performing loans (NPLs) have increased in our Chicago residential builder portfolio. Chicago represents 15% of our total loan portfolio but 70% of NPLs — although losses have been a respectable 35 basis points so far in 2008. In our second quarter, we took a $6.3 million non-cash accounting charge to adjust the book value on two pooled securities. Based on the facts that existed at June 30, 2008, the Company expects full recovery by maturity of the securities.

Preparing for our future. We have adjusted our overall strategy to manage through this cycle and prepare for the turn. We have slowed, and will probably shrink, our construction and development loan levels until the credit outlook becomes clearer. Our existing and new deposit and fee revenue programs will provide the catalysts for revenue and income generation. We continue to exceed expectations in growing checking accounts, low cost deposits, and fee income (consistent with our strategy of “Acquiring New Customers and Doing More With Them”). Our employees and customer service continue to excel, evidenced by approximately 35% of our new customers coming from referrals!

Integra’s Management and Board of Directors continue to balance the near term priorities by adjusting our strategy to generate capital to offset any unexpected losses if this credit cycle worsens. We are also investing in our employees and customers to position the bank for significant upside when this credit cycle turns.

Thank you for your continued interest and support of Integra Bank. We are always available to answer any questions and more importantly, to help you with your banking needs.

Regards,

Michael T. Vea
Chairman, President and CEO

Integra Bank Corporation 21 S.E. Third St. P.O. Box 868 Evansville, Indiana 47705-0868 1-800-467-1928 integrabank.com